Exhibit 99.1

OptimizeRx Recurring Revenue Grows as it Secures 19 New Enterprise-Level Engagements in Q1 2021

ROCHESTER, Mich. – March 16, 2021 – OptimizeRx Corp. (Nasdaq: OPRX), a leading provider of digital health solutions for life science companies, physicians and patients, has secured 19 new enterprise-level deals for 2021 that provide access to the company’s full suite of solutions and nationwide digital healthcare platform.

Of the 46 deals in pipeline shared during the fourth quarter of 2020 earnings call, the company has closed 19 deals. This conversion success rate is in addition to a higher-than-average renewal rate of existing engagements over the same period. In 2021, the company expects to exceed the 86% renewal rate it experienced last year.

“These many new wins further demonstrate the exceptional capabilities and reach of our solutions, and especially how they deliver exceptional value to our clients,” stated Steve Silvestro, OptimizeRx’s chief commercial officer. “In a year with so much disruption, especially for new drug launches, our enterprise engagements have produced strong results for our clients, helping them to reach more physicians and ultimately deliver greater support to more patients.”

In December 2020, McKinsey published an analysis of 86 recent drug launches and the associated impact of COVID-19 on the pharmaceutical commercial model. The analysis identified several imperatives for creating the conditions for a successful drug launch in what McKinsey refers to as the “next normal.” Under this shifting commercial model, the ability to rapidly deliver personalized content, analytics and engagement through innovative patient channels now takes center stage as a critical factor for successful drug launches.

The elements driving the shift in commercial models are expected to persist beyond the pandemic, creating a sustained increase in demand for digital enablement tools that can swiftly respond to real-world events through advanced analytic methods. A recent MM+M/Healthlink Dimensions survey of healthcare marketers revealed a 29.5% budget increase for digital sales rep engagement in 2020. Further, while traditional engagement methods declined in popularity, remote sales rep engagement increased to 66.7%.

“Our engagement with pharma clients has evolved to focus on key elements of their commercialization process that over the past year has had to adapt to the next normal,” continued Silvestro. “By using OptimizeRx’s proprietary platform, our clients have been able to reach more HCPs in a much shorter period, providing them with the necessary information and tools to help treat their patients. These closed loop execution efforts have a clear and demonstrated return on investment.”

William Febbo, chief executive officer of OptimizeRx, commented: “We are encouraged by the continued conversion of our pipeline into enterprise-level deals and the resulting buildup in our recurring revenue. As these more expansive enterprise deployments better address the need for greater digital connectivity for our clients, they also provide OptimizeRx with a more consistent revenue stream.”

“We expect the first half of the year to continue to show strong growth, and this has historically positioned the company for an even better second half,” added Febbo. “The platform we have built over the years continues to bring us closer to our clients, especially with the unprecedented shift in budgets to digital. We plan to continue scaling and leveraging the strength of our platform to address the sizable market opportunities ahead.”

About OptimizeRx

OptimizeRx is a digital health company that provides communications solutions for life science companies, physicians and patients. Connecting over half of healthcare providers in the U.S. and millions of patients through a proprietary network, the OptimizeRx digital health platform helps patients afford and stay on medications. The platform unlocks new patient and physician touchpoints for life science companies along the patient journey, from point-of-care, to retail pharmacy, through mobile patient engagement.

For more information, follow the company on Twitter, LinkedIn or visit www.optimizerx.com.

Important Cautions Regarding Forward Looking Statements
This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended, and such as in section 21E of the Securities Act of 1934, as amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

OptimizeRx Contact

Doug Baker, CFO

Tel (248) 651-6568 (x807)

dbaker@optimizerx.com

Media Relations Contact

Maira Alejandra, Media Relations Manager

Tel (754) 245-7070

malejandra@optimizerx.com

Investor Relations Contact

Ron Both, CMA

Tel (949) 432-7557

oprx@cma.team